Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Revere Bank and Subsidiary

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of Sandy Spring Bancorp, Inc., of our report dated March 29, 2019, with respect to the consolidated financial statements of Revere Bank and Subsidiary as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

December 26, 2019